      As filed with the Securities and Exchange Commission on May 12, 1998

                                                   REGISTRATION NO. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ESCALADE, INCORPORATED
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           INDIANA                                               13-2739290
------------------------------                               -------------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                               817 MAXWELL AVENUE
                            EVANSVILLE, INDIANA 47717
                         -------------------------------
                         (Address of principal executive
                           offices including zip code)

                             ESCALADE, INCORPORATED
                1997 DIRECTOR STOCK COMPENSATION AND OPTION PLAN
                ------------------------------------------------
                            (Full title of the plan)

                                 JOHN R. WILSON
                                    SECRETARY
                             ESCALADE, INCORPORATED
                               817 MAXWELL AVENUE
                            EVANSVILLE, INDIANA 47717
                                 (812) 467-1265
                         -------------------------------
            (Name, address and telephone number of agent for service)

                                    Copy To:
                            RICHARD G. SCHMALZL, ESQ.
                              GWEN M. MORRIS, ESQ.
                             GRAYDON, HEAD & RITCHEY
                             1900 FIFTH THIRD CENTER
                                511 WALNUT STREET
                             CINCINNATI, OHIO 45202
                                 (513) 621-6464

                                              CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
        TITLE OF SECURITIES              AMOUNT TO BE        PROPOSED MAXIMUM      PROPOSED MAXIMUM        AMOUNT OF
          TO BE REGISTERED                REGISTERED        OFFERING PRICE PER    AGGREGATE OFFERING     REGISTRATION
                                                                  SHARE                  PRICE
------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, NO PAR VALUE PER SHARE    90,043 SHARES(1)        $21.3125(2)           $1,919,041.40         $566.12
------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, NO PAR VALUE PER SHARE     6,638  SHARES(2)          $9.88(3)              $65,583.44          $19.33
------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, NO PAR VALUE PER SHARE     3,319 SHARES(4)           $9.88(4)              $32,791.72           $9.67
------------------------------------------------------------------------------------------------------------------------



-------------------

     (1) Represents the total number of shares of Escalade Incorporated common stock, no par value per share ("Common
Stock") currently reserved or available for issuance pursuant to the 1997 Director Stock Compensation and Option Plan
(the "Plan"), less 6,638 shares issued to participants in the Plan in April 1998 and 3,319 shares issuable upon the exercise of stock options previously granted as described below in notes (3) and (4).

     (2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and
(h), based upon the average of the high and low prices of Common Stock as reported on The Nasdaq National Market for
May 6, 1998.

     (3) Represents the total number of shares of Common Stock issued to participants under the Plan in April 1998 having a value of $9.88 as of the date of grant.

     (4) Represents the total number of shares of Common Stock issuable upon the exercise of stock options previously granted under the Plan at an exercise price of $9.88 per share, in accordance with Rule 457(h).


         Escalade, Incorporated (the "Registrant") is filing this Registration Statement on Form S-8 in order to register an aggregate of 100,000 shares of its common stock, no par value ("Common Stock"), to be issued pursuant to its 1997 Director Stock Compensation and Option Plan.

PART I            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS.

         The documents containing the information required in Part I of the Registration Statement will be provided to each participant in the Plan as required by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") in accordance with the instructions to Form S-8.

PART II           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3.           Incorporation of Documents by Reference.
                  ----------------------------------------

         The following documents, as filed with the Commission, are incorporated herein by reference:

         (i) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (ii) the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

         (iii) the description of the Registrant's Common Stock contained in a registration statement filed under the Securities and Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.           Description of Securities.
                  -------------------------

         Not applicable.

Item 5.           Interest of Named Experts and Counsel.
                  -------------------------------------

         Not applicable.

Item 6.           Indemnification of Directors and Officers.
                  -----------------------------------------

         Reference is made to Article III, Section 17 of the by-laws of the Registrant and to Sections 23-1-37-1 et seq. of the Indiana General Corporation Act, which contains provisions relating to indemnification of directors, officers, employees and agents of the Registrant.

         Article III, Section 17 of the by-laws of the registrant provides as follows:

                  (a) Indemnification Pursuant to Statute. The Corporation shall indemnify its directors, officers, trustees, employees and agents (and the heirs, executors or administrators of such person) against any liability, potential or actual, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such person's position as a director, officer, employee, employee benefit plan administrator or fiduciary, or agent of the corporation or of another corporation, and against any expenses incurred in defending against any such liability to no less than the full extent as required or permitted by Section 23-1-37 of the Indiana General Corporation Act or any successor thereto as in effect at the time indemnification is requested or required (the "Indemnification Statute"), as determined by any persons or entities authorized under the Indemnification Statute of this Section 17 to make a determination whether indemnification is proper.

                  (b) Insurance. The Corporation, at its expense may purchase and maintain insurance or similar protection (including without limitation a trust fund, letter of credit or self-insurance) to protect itself and any such director, officer, trustee, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the law of the State of Indiana.

                  (c) Indemnification Not Exclusive. The indemnification authorized by this Section 17 shall not be exclusive of, and shall be in addition to, any rights of indemnification now existing or hereafter granted to any person under any statute, provision of the Articles of Incorporation, By-Laws, agreement, vote or other action of the Corporation's stockholders or disinterested directors or otherwise.

                  (d) Maximum Indemnification. It is the intention of this
         Section 17 to give the persons covered hereunder the maximum indemnification permitted under the law of the State of Indiana as it exists at the time any such person seeks indemnification hereunder.

Sections 23-1-37-1 et seq. of the Indiana General Corporation Act provide as follows:

Chapter 37.       Indemnification of Directors, Officers, Employees and Agents.

         Section 1. As used in this chapter, "corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         Section 2. As used in this chapter, "director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, member, manager, trustee, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

         Section 3. As used in this chapter, "expenses" include counsel fees.

         Section 4. As used in this chapter, "liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

         Section 5. As used in this chapter, "official capacity" means:

                (1) when used with respect to a director, the office of a director in a corporation; and

                (2) when used with respect to an individual other than a director, as contemplated in section 13 of this chapter, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation.

         "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

         Section 6. As used in this chapter, "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

         Section 7. As used in this chapter, "proceeding" means any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

         Section 8. (a) A corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

                (1) the individual's conduct was in good faith; and
                (2) the individual reasonably believed:

                    (A) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and

                    (B) in all other cases, that the individual's conduct was at least not opposed to its best interests; and

                (3) in the case of any criminal proceeding, the individual either:

                    (A) had reasonable cause to believe the individual's conduct was lawful; or

                    (B) had no reasonable cause to believe the individual's conduct was unlawful.

         (b) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(B).

         (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         Section 9. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

         Section 10. (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

                  (1) the director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct described in section 8 of this chapter;

                  (2) the director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct; and

                  (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this chapter.

         (b) The undertaking required by subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

         (c) Determinations and authorizations of payments under this section shall be made in the manner specified in section 12 of this chapter.

         Section 11. Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

                  (1) the director is entitled to mandatory indemnification under section 9 of this chapter, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

                  (2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 8 of this chapter.

         Section 12. (a) A corporation may not indemnify a director under section 8 of this chapter unless authorized in the specific case after a determination has been made that the indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 8 of this chapter.

         (b) The determination shall be made by any one (1) of the following procedures:

                  (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding.

                  (2) If a quorum cannot be obtained under subdivision (1), by a majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding.

                  (3)      By special legal counsel:

                           (A) selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or

                           (B) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate).

                  (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

         (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(b)(3) to select counsel.

         Section 13. Unless a corporation's articles of incorporation provide otherwise:

                  (1) an officer of the corporation, whether or not a director, is entitled to mandatory indemnification under section 9 of this chapter, and is entitled to apply for court-ordered indemnification under section 11 of this chapter, in each case to the same extent as a director;

                  (2) the corporation may indemnify and advance expenses under this chapter to an officer, employee, or agent of the corporation, whether or not a director, to the same extent as to a director; and

                  (3) a corporation may also indemnify and advance expenses to an officer, employee, or agent whether or not a director, to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

         Section 14. A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, member, manager, trustee, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, member, manager, employee, or agent, whether or not the corporation would have power to indemnify the individual against the same liability under section 8 or 9 of this chapter. The:

                  (1) corporation may purchase insurance under this section from; and

                  (2) insurance purchased under this section may be reinsured in whole or in part by;

an insurer that is owned by or otherwise affiliated with the corporation whether the insurer does or does not do business with other persons.

         Section 15. (a) The indemnification and advance for expenses provided for or authorized by this chapter does not exclude any other rights to indemnification and advance for expenses that a person may have under:

                  (1)      a corporation's articles of incorporation or bylaws;

                  (2) a resolution of the board of directors or of the shareholders; or

                  (3) any other authorization, whenever adopted, after notice, by a majority vote of all the voting shares then issued and outstanding.

         (b) If the articles of incorporation, bylaws, resolutions of the board of directors or of the shareholders, or other duly adopted authorization of indemnification or advance for expenses limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles, bylaws, resolution of the board of directors or of the shareholders, or other duly adopted authorization of indemnification or advance for expenses.

         (c) This chapter does not limit a corporation's power to pay or reimburse expenses incurred by a director, officer, employee, or agent in connection with the person's appearance as a witness in a proceeding at a time when the person has not been made a named defendant or respondent to the proceeding.

Item 7.           Exemption from Registration Claimed.
                  ------------------------------------

         Not applicable.

Item 8.           Exhibits.
                  ---------

Exhibit           Description of Exhibit
-------           ----------------------

 4.1              Escalade, Incorporated 1997 Director Stock Compensation and Option Plan*
 4.2              Articles of  Incorporation*
 4.3              Bylaws*
 5.1              Opinion of Graydon, Head & Ritchey
23.1              Consent of Graydon, Head & Ritchey (included in opinion)
23.2              Consent of Geo. S. Olive & Co. LLC

--------

*Incorporated by reference.  See Exhibit Index.

Item 9.           Undertakings
                  ------------

A.                INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B.                SUBSEQUENT EXCHANGE OF DOCUMENTS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       OTHER

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represented no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on May 12, 1998.

                                             ESCALADE, INCORPORATED


                                              /s/ C. W. "Bill" Reed
                                             --------------------------------------
                                             By: C. W. "Bill" Reed
                                             President and Chief  Operating Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. W. "BILL" REED and JOHN R. WILSON his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ Robert E. Griffin                                         Date: May 12, 1998
---------------------------------------------------
Robert E. Griffin
Chairman, Chief Executive Officer and Director


Principal Financial and Accounting Officer:


/s/ John R. Wilson                                            Date: May 12, 1998
---------------------------------------------------
John R. Wilson
Vice President and Chief Financial Officer

/s/ Blaine E. Matthews, Jr.                                   Date: May  12, 1998
-----------------------------------------------------
Blaine E. Matthews, Jr.
Director


/s/ A. Graves Williams, Jr.                                   Date: May 12, 1998
-----------------------------------------------------
A. Graves Williams, Jr.
Director


/s/ Gerald J. Fox                                             Date: May 12, 1998
-----------------------------------------------------
Gerald J. Fox
Director


/s/ Keith P. Williams                                         Date: May 12, 1998
-----------------------------------------------------
Keith P. Williams
Director


------------------------------------------------------        Date: May __, 1998
Yale A. Blanc
Director


/s/ Robert D. Orr                                             Date: May 12, 1998
-----------------------------------------------------
Robert D. Orr
Director


/s/ C. W. "Bill" Reed                                         Date: May 12, 1998
-----------------------------------------------------
C. W. "Bill" Reed
Director

                                INDEX TO EXHIBITS


Exhibit              Description of Exhibit
-------              ----------------------

 4.1              Escalade, Incorporated 1997 Director Stock Compensation and Option Plan [Filed
                  as Exhibit A to the Registrant's 1997 Definitive Proxy Statement and incorporated by reference herein]*

 4.2              Articles of  Incorporation [Filed as an Exhibit to the Registrant's Form S-2
                  Registration Statement, File No. 33-16279, and incorporated by reference herein]*

 4.3              Bylaws [Filed as an Exhibit to the Registrant's Form S-2 Registration Statement, File
                  No. 33-16279, and incorporated by reference herein]*

 5.1              Opinion of Graydon, Head & Ritchey

23.1              Consent of Graydon, Head & Ritchey (included in opinion)

23.2              Consent of Geo. S. Olive & Co. LLC

--------------
*Incorporated by reference.